Exhibit 10.2

EXECUTION COPY

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), dated as of May 14, 2013, is among COUPON EXPRESS, INC., a Nevada corporation (the “Company”), ALPHA KASH LLC (“Consultant”), a New York limited liability company wholly-owned and controlled by Eric Kash (“Kash”), Kash, solely for purposes of certain agreements and acknowledgments, and NEXTLEVEL VIII, LLC, a Delaware limited liability company (“NextLevel”), solely for purposes of Section 9(c) of this Agreement.

RECITALS

WHEREAS, Consultant is engaged in providing the Services (as defined below) and Consultant desires to perform such Services for the Company; and

WHEREAS, the Company desires to hire Consultant as an independent contractor to perform the Services.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, the parties, intending to be legally bound, agree as follows:

TERMS OF AGREEMENT

1.

Services.  Commencing on May 16, 2013 (the “Services Commencement Date”), Consultant shall provide to the Company consulting services from time to time on matters related to U.S. Securities Exchange Commission requirements, business development and investor relations , in each case as directed by the Company (the “Services”).  Consultant shall devote such time to the Services as the Company shall request, but not more than eighty (80) hours monthly. Consultant shall also, as part of Consultant’s duties hereunder, provide to the Company any records or information it or any of its Representatives have related to the Company’s business and assist in transitioning the former responsibilities of Kash to the Company’s acting chief executive officer.

2.

Term.

(a)

This Agreement is effective as of the date hereof, simultaneous with the Company’s appointment of an Interim Chief Executive Officer, Interim President and Interim Chief Financial Officer of the Company, and shall continue in effect until one (1) year after the Services Commencement Date (the “Term”), unless earlier terminated by the Company in accordance with Section 2(b). The parties may extend the Term upon written mutual agreement.

(b)

The Company shall be entitled to terminate this Agreement at any time, with or without Cause. In the event that this Agreement is terminated by the Company (i)  without Cause, the Company shall continue to pay Consultant the Consulting Fee (as defined below) monthly for the remainder of the twelve-month period of the Term (without considering any shortening due to earlier termination thereof); provided, however, if Consultant or any of its Representatives (as defined below) at any time during the twelve-month period of the Term (without considering any shortening due to earlier termination thereof) commits any action constituting Cause, as determined unanimously by the board of directors of the Company (the

“Board”), regardless of whether this Agreement was terminated without Cause prior to Consultant or any of its Representatives committing such action, the Company shall cease making payment of, and Consultant shall have no further right to, the payment of such Consulting Fee or any other payments hereunder (and for sake of clarity, neither Kash nor Consultant shall have any rights to severance payments under that certain Agreement, dated as of the date hereof (the “Definitive Agreement”), among Kash, the Company, the Consultant, and, solely for purposes of Section 7(c) therein, NextLevel)); or (ii) with Cause, Consultant will be paid only for the Consulting Services performed through the date of termination and the Company shall have no further obligations to Consultant or Kash for payment of any other payments hereunder or severance or other payments or expenses under the Definitive Agreement.

(c)

As used herein, “Cause” shall mean any of the following as determined by a unanimous vote of the Board:

(i)

repeated refusal of Consultant or any of its officers, employees, agents or representatives, including, without limitation, Kash (“Representatives”), to perform the Services or its other duties under this Agreement, which refusal is not cured after a reasonable opportunity to do so (not to exceed 30 days) following receipt of notice of such breach;

(ii)

acts by Consultant or any of its Representatives against the Company’s interest that materially and adversely affect the Company, which, if curable, is not cured after notice and a reasonable opportunity to do so (not to exceed 30 days) following receipt of notice of such breach;

(iii)

material breaches by Consultant or any of its Representatives of Sections 7, 8 and 9 hereunder which, if curable, are not cured after notice and a reasonable opportunity to do so (not to exceed 30 days) following receipt of notice of such breach; or

(iv)

the commission by Consultant or any of its Representatives of acts of fraud, embezzlement or a felony.

Any notice required to be given by the Company pursuant to clauses (i) through (iii) above shall specify the nature of the claimed breach and the manner in which the Company requires such breach to be cured (if curable).

3.

Fees and Expenses.

(a)

Subject to the provisions hereof (including, without limitation, Section 2(b)), the Company shall pay Consultant an annual fee of $120,000, payable in advance monthly in $10,000 increments (“Consulting Fee”), by wire transfer to an account designated by Consultant, commencing on May 16, 2013 and continuing on the 16th of each month thereafter through the Term for a pay period beginning on the 16th of each month and ending on the 15th of the succeeding month.  Any fees owing as of any such date for less than a full monthly pay period as of the date of termination of this Agreement shall survive termination of the Agreement and be prorated based on the actual number of days elapsed during such monthly pay period. If Company is more than three

(3) business days late with the payment of three (3) or more monthly payments of the Consulting Fee in any twelve (12) month period during the Term, then Sections 9(a) and 9(b) of this Agreement and Sections 7(a) and 7(b) of the Definitive Agreement shall be void immediately without further action. (For the sake of clarity, any rights arising due to a breach of such Sections occurring before then shall not be affected.)  Consultant acknowledges and agrees that its sole and exclusive remedies for any late payment or nonpayment of the Consulting Fee shall be to commence collection proceedings against the Company and, if the Company is more than three (3) business days late with the payment of three (3) or more monthly payments of the Consulting Fee in any twelve (12) month period during the Term, then Sections 9(a) and 9(b) of this Agreement and Sections 7(a) and 7(b) of the Definitive Agreement shall be void immediately without further action. (For the sake of clarity, any rights arising due to a breach of such Sections occurring before then shall not be affected.) As used in this Agreement, “business day” shall mean any day other than Saturday, Sunday or any weekday in which banks in New York City are closed.

(b)

The Company agrees to reimburse Consultant for reasonable, ordinary, necessary and documented expenses incurred during the Term in connection with the performance of the Services, not to exceed $2,000 in any month of the Term, provided that such expenses directly result from activities that were explicitly requested by the Company, and the Company shall have the right to reasonably restrict the expenditure levels for business related expenses (such as types of hotels, level of airfare, etc.).  Consultant shall provide to the Company any and all statements, bills or receipts evidencing such fees or expenses for which Consultant seeks payment or reimbursement.

4.

Bonus.  The Company shall pay to Consultant a productivity bonus for each chain that enters into a new contract with the Company (either during the Term or for a period of up to twelve (12) months after the expiration of the Term) as a direct result of Consultant’s efforts during the Term (the “Productivity Bonus”). The Productivity Bonus shall be a payment for each such chain of $10,000 and an award of options to purchase 1,000,000 shares of common stock of the Company at an exercise price of $0.02 per share for a five-year term from the date hereof; provided that the exercise price and the number of shares of common stock subject to such options shall be appropriately adjusted for stock splits and reverse splits after the date hereof. The form of option agreement shall be as reasonably determined by the Company. In addition to the Productivity Bonus, the Company may pay Consultant, in the sole discretion of the Board, an annual bonus based on Consultant’s successful performance of the Services and the Company’s success during the Term. As used herein, “chain” means a business with ten (10) or more store locations. For the avoidance of doubt, the Productivity Bonus shall be paid only for each new chain and not for each individual store within such chain.  The Company shall have the right, in its sole discretion, to determine whether, and on what terms, it wishes to enter into a contract with a chain.

5.

Indemnification.

(a)

Consultant and Kash agree to indemnify and hold the Company harmless from and against any losses, damages, claims, and liabilities (including reasonable attorneys’ fees) caused by acts or omissions of Consultant or any of its Representatives in connection with the Services.

(b)

The Company agrees to indemnify and hold Consultant and Kash harmless from and against any losses, damages, claims, and liabilities (including reasonable attorneys’ fees)

caused by acts or omissions of the Company or any of its subcontractors, assignees, employees and agents (other than Consultant and Kash) in connection with this Agreement.

6.

Representations of the Parties.  Both parties represent and warrant that they (i) have the power and authority to enter into this Agreement, (ii) have the ability to perform the terms of this Agreement, (iii) neither the execution nor the performance of this Agreement violates any other agreement to which such party is subject, and (iv) when executed, this Agreement shall become a binding and enforceable obligation in accordance with their respective terms.

7.

Confidential Information, Related Matters and Prohibitions. Consultant acknowledges that (i) the principal business of the Company is marketing, selling and maintaining self-service kiosks and any and all other businesses that, from time to time during Consultant’s relationship with the Company, or thereafter, became or becomes material with respect to the Company’s business, herein collectively referred to as the “Business”; (ii) the Company is among a limited number of companies which have developed a business of the type carried on by the Company, (iii) the Business is national in scope; (iv) in performing the Services for the Company, Consultant has access to the confidential affairs and proprietary information of the Company; (v) the value of all goodwill resulting from the operation of the Business or the business of any affiliates thereof should properly belong to the Company; (vi) the covenants and agreements of Consultant in this Section 7 are necessary to preserve the value of such goodwill for the benefit of the Company; and (vii) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 7. Accordingly, Consultant covenants and agrees that:

(b)

Definition. “Confidential Information” means all nonpublic information (whether in paper or electronic or contained in the memory of Consultant or any of its Representatives, or otherwise stored or recorded) relating to or arising from the Business, including, without limitation, trade secrets and other intellectual property used, developed or acquired by the Company in connection with the Business. Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of the Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with the Business; the Company’s business plans and strategies; the Company’s technology; the identities of the Company’s customers and the specific individual customer representatives with whom the Company works or has worked; the details of the Company’s relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in the Business; the details of the Company’s relationships with such distributors, contractors and vendors; the nature of fees and charges made to the Company’s customers; nonpublic forms, contracts and other documents used in the Business; all information concerning the Company’s employees, agents and contractors, including without limitation such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of computer software used in the Business, whether proprietary to the Company or used by the Company under license from a third party; and all other information concerning the Company’s concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements. “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information.

(c)

Exceptions.  For the purposes of this Agreement, Confidential Information shall not include information that:

(i)

at the time of disclosure is generally available to the public other than as a result of, directly or indirectly, any violation of this Agreement or any violation or other wrongful act of Consultant or any of its Representatives under any other agreement in effect or previously in effect between Consultant or any of its Representatives and the Company or otherwise;

(ii)

at the time of disclosure is available to Consultant on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited or restricted from disclosing such Confidential Information;

(iii)

was known by, or in the possession of, Consultant or its Representatives, as established by documentary evidence, prior to Kash’s first date of employment with the Company and does not otherwise constitute Company Materials or Confidential Information under Kash’s previous employment agreement and does not otherwise constitute Company Materials by virtue of this Agreement; or

(iv)

was or is independently developed by the Consultant, without reference to or use of, in whole or in part, any of the Company’s Confidential Information or Company Materials, including as defined under Kash’s prior employment agreement.

(d)

Restricted Use. Without the Company’s prior written consent, neither Consultant nor any of its Representatives shall, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity (except Consultant Representatives who have a need to know and who agree to be bound by the terms hereof). All Confidential Records prepared by or provided to Consultant or any of its Representatives are and shall remain Company’s property, and neither Consultant nor any of its Representatives shall, at any time, directly or indirectly: (i) copy or use any Confidential Record for any purpose other than in connection with the Services; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity (except Consultant Representatives who have a need to know and agree to be bound by the terms hereof). Upon the request of the Company, Consultant shall immediately deliver, or cause to be delivered, to the Company or its designee (and shall not keep in Consultant’s possession or deliver to any other person or entity) any Confidential Records or other Company property in Consultant’s possession or control.

(e)

Third-Party Information. In addition to the Company’s Confidential Information, Consultant and its Representatives may be or have been exposed to proprietary information and materials provided to the Company by third parties under license agreements, non-disclosure agreements or other restrictive arrangements, including, without limitation, information in electronic form and/or computer software programs (“Third-Party Information”). Upon the request of the Company, Consultant or its Representatives, as applicable, will execute such forms as may be reasonably required acknowledging receipt and possession of such Third-Party Information, including any manuals related thereto. Consultant agrees at all times to use, and to cause its Representatives to use, all Third-Party Information only in accordance with the Company’s instructions and with the terms of any license or other restrictions relating thereto provided by the Company to Consultant or any of its Representatives.

8.

Company Materials and Rights and Obligations Relating Thereto.

(a)

Company Materials. “Company Materials” means all discoveries, ideas, inventions, concepts, developments, know-how, trade secrets, works of authorship (including works defined in 17 U.S.C. §102), materials, software (source and object code), writings, drawings, designs, processes, techniques, formulas, data, specifications, technology, patent applications (and contributions thereto) and other creations (and any related improvements or modifications to the foregoing or to any Confidential Information), whether or not patentable, registrable or protectable under copyright or similar laws, and improvements to any of the foregoing, together with all national, foreign and state registrations, applications for registration and all renewals and extensions thereof (including any continuations, continuations-in-part, divisionals, reissues, substitutions and reexaminations), all goodwill associated therewith and all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued (including the exclusive rights to apply for and maintain all such registrations, renewals and extensions, to sue for all past, present and future infringements or other violations of any rights relating thereto and to settle and retain proceeds from any such actions), including all rights, whether existing now or in the future, whether statutory or common law, in any jurisdiction in the world, that Consultant or any of its Representatives learns of, conceives, develops, reduces to practice or creates, alone or with others, during the Term of this Agreement (whether or not conceived, developed, reduced to practice or created during regular working hours) that directly or indirectly arise from or relate to: (i) the Company’s or its affiliates’ business, products or services; (ii) work performed for Company or its affiliates by Consultant or any of its Representatives any other Company employee, agent or contractor; (iii) the use of the Company’s or its affiliates’ property or time; or (iv) the Company’s Confidential Information or Confidential Records or, after termination of this Agreement, if based upon Confidential Information or Confidential Records. Company Materials shall also include any research and development work and/or projects being pursued by, or which are under study by, Consultant, unless Consultant shall have notified the Company in writing, and the Company shall have acknowledged same, that such work and/or projects were created outside of the Services and are being developed entirely on Consultant’s own time and without the use of any of the Company’s or its affiliates’ equipment, facilities, supplies or other property or any Confidential Information or Confidential Records. In the absence of such notification and acknowledgment, at the time of creation or immediately after creation, such Company Materials made in whole or in part by Consultant during its relationship with the Company, falling within the scope of the Business from time to time, will be presumed to be Company Materials.

(b)

Assignment. Consultant retains no rights in the Company Materials and agrees not to challenge the validity of the Company’s ownership of the Company Materials. Consultant hereby assigns to the Company Consultant’s entire right, title and interest in all Company

Materials, if any, which shall be the sole and exclusive property of the Company; whether or not subject to patent, copyright, trademark or trade secret protection. Consultant also acknowledges that all original works of authorship made by Consultant (solely or jointly with others) within the scope of the Services, and that are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. §§ 101, et seq.). To the extent that any such works, by operation of law, cannot be “works made for hire,” Consultant hereby assigns to the Company all right, title, and interest in and to such work and to any related copyrights. Consultant shall, at the Company’s request, execute and deliver to the Company or procure the execution and delivery to the Company of such documents or other instruments which the Company may from time to time deem necessary or desirable to evidence, maintain and protect its rights hereunder and to carry out the intents and purposes of this Agreement and to convey to the Company the necessary rights in and to Company Materials.

(c)

License; Waiver of Rights. If and to the extent that any Company Materials are not assignable or Consultant retains any right, title or interest in and to any Company Materials, Consultant (i) unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against the Company with respect to such rights, (ii) agrees, at the Company’s request and expense, to consent to and join in any action to enforce such rights and (iii) hereby grants the Company a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicenseable (through multiple levels of sublicensees), exclusive, worldwide right and license to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on the Company’s behalf) all or any portion of such Company Materials, in any form or media (now known or later developed). Consultant irrevocably waives any “moral rights” or other rights with respect to attribution of authorship or integrity of such Company Materials that Consultant may have. Consultant hereby waives and quitclaims to the Company any and all claims which Consultant now or may later have for infringement of any Company Materials assigned or licensed to the Company.

(d)

Return of Company Materials. All documents, correspondence, notes, memoranda and other written, magnetic or other physical records of any kind that embody or reflect Company Materials, Confidential Information or Confidential Records, or any copies thereof, received or made by Consultant or any of its Representatives with respect to Consultant’s duties in performing the Services shall be and remain the sole property of the Company and upon the termination of this Agreement and at any time Company requests, Consultant and its Representatives shall deliver all such items comprising or embodying Company Materials, Confidential Information or Confidential Records to the Company or certify as to their destruction.

(e)

Rights in Certain Company Materials. Consultant also acknowledges that all information generated, received or maintained by or for Consultant on the premises or equipment of the Company or any of its affiliates (including computer systems and electronic or voice mail systems) is Company Material, and Consultant hereby waives any property or privacy rights Consultant may have with respect to such materials.

9.

Non-Competition; Non-Solicitation; Non-Disparagement.

(a)

Non-Competition. Consultant agrees that from the date hereof and for thirty (30) months thereafter (the “Restricted Period”), Consultant shall not, directly or indirectly through its Representatives or otherwise, engage or invest in any other business (except for passive ownership of a publicly traded company where Consultant will own no more than 1% of the outstanding stock of such company), which is a “Competitive Business” in the United States of America, its possessions and territories, Canada and Mexico (collectively, the “Territory”), as owner, shareholder, investor, operator, manager, officer, director, partner, joint venturer, advisor, consultant, agent, employee, trustee, lender of money or in any other capacity. For purposes of this Agreement “Competitive Business” means a business which, directly or indirectly, provides or makes available, self-service kiosks which furnish or deliver coupons, or redeem text messaged offers or enroll people into loyalty card programs, or provides technology or services related thereto, or a business which provides or makes available placing the advertising of products with respect to such coupons.  Notwithstanding the foregoing, acting in the capacity of a broker or wholesaler for products where advertising the products is ancillary to the sales function shall not be deemed to be a “Competitive Business” so long as advertising focused on self service kiosks is directed towards the Company.

(b)

Non-Solicitation. Consultant agrees that during the Restricted Period, without the written consent of the Company, Consultant shall not, directly or indirectly through its Representatives or otherwise, either individually or in partnership or jointly or in conjunction with any person or persons as principal, agent, shareholder or in any other manner whatsoever:

(i)

induce or attempt to induce any individual employed by the Company, NextLevel or their respective direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, members, managers, employees and agents (collectively, the “Group”)  to terminate his or her employment with such entity, or hire or offer to hire any such employee; or

(ii)

solicit business from, or conduct business with (to the extent such business activities are for the benefit of a Competitive Business), any customer or client served by the Company or any other member of the Group at any point during Consultant’s relationship with the Company, or which Consultant or any of its Representatives first came into contact with while serving as an employee, consultant, manager, owner or independent contractor of the Company or its predecessor in interest; or interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in which the Company or its predecessors in interest or any affiliate was or is involved at any point during the Restricted Period.

(c)

Non-Disparagement. During the Restricted Period, none of Consultant or any of its Representatives shall make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or any member of the Group, except to the extent made in a litigation or other judicial proceeding. In addition, Consultant and its Representatives shall at all times be supportive of the Company and promote it in a positive light, including, without limitation, with respect to dealings with customers, financing sources, vendors and contractors.  During the Restricted Period, neither the

Company nor NextLevel shall make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on Consultant, except to the extent made in a litigation or other judicial proceeding.

(d)

Remedies. Consultant acknowledges and agrees that any breach or threatened breach by Consultant of any of the provisions of this Section 9 would result in irreparable harm to the Company for which monetary damages would be inadequate or difficult or impossible to ascertain. Accordingly, and notwithstanding anything to the contrary herein, the Company shall be entitled, at any time, to injunctive relief in any court of competent jurisdiction to prevent or stop any such breach, threatened breach or continuing breach. In the event of any such action, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including reasonable attorneys’ fees and costs.

10.

Independent Contractor Status.  Consultant and its employees, agents and representatives are independent contractors in relation to the other party with respect to all matters arising under this Agreement.  Nothing herein shall be deemed to establish a partnership, joint venture, or employment relationship between the parties.  Consultant shall remain solely responsible for the payment of, and shall indemnify and hold harmless the Company from and against, any and all taxes and levies, including but not limited to the withholding and payment of all Federal, state and local personal income, wage, earning, occupation, social security, unemployment, sickness and disability insurance, and payroll taxes or levies.  Consultant acknowledges and understands that as an independent contractor Consultant will not be eligible for any employee benefits (under ERISA, state law or otherwise) now existing or hereafter adopted and attributable to employment with the Company.

11.

Definitive Agreement.  Simultaneous with the execution of this Agreement, the parties shall enter the Definitive Agreement.

12.

Severability.  If any of the provisions contained in this Agreement shall, for any reason, be held to be unenforceable, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if the unenforceable provision or provisions had never been contained in this Agreement. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

13.

Assignment. Consultant acknowledges that this Agreement is personal to Consultant and hereby agrees that Consultant may not assign this Agreement unless the Company provides prior written consent, including an assignment as described in Section 14 below.

14.

Successors and Assigns.  This Agreement shall be binding upon the parties and their respective successors and assigns. Notwithstanding the foregoing, Consultant agrees that any change of ownership of Consultant which results in Kash no longer owning fifty-one percent (51%) of the equity and having sole control thereof (including voting power) shall release the Company from making any payments under this Agreement; provided that no entity or individual having direct or indirect ownership of, or voting power in, Consultant shall be a competitor of the Company.

Notwithstanding the foregoing, this restriction shall not prevent Kash from owning Consultant if Kash is no longer bound by Sections 9(a) and 9(b) hereof.

15.

Written Amendments.  This Agreement may not be amended, modified or waived except by a written instrument signed by all parties.

16.

Notices.  All notices required or permitted to be given by either party to the other shall be sent to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section) and shall be sufficient if sent by (a) nationally recognized overnight courier, such as Federal Express; or (b) certified U.S. mail, return receipt requested, postage prepaid (sent as aforesaid, “notice”).

If to the Company:

Coupon Express, Inc.

303 Fifth Avenue, Room 206

New York, New York  10016

Attn: Chief Executive Officer

Simultaneous copy (not

constituting notice) to:

NextLevel VIII, LLC

c/o NextLevel Venture Partners, LP

6800 Jericho Turnpike, Suite 120 West

Syosset, NY  11791

Attn: Mr. Joseph Heller

and

Moses & Singer LLP,

405 Lexington Avenue

New York, New York 10174,

Attn: Allan Grauberd, Esq.

If to Consultant:

Alpha Kash LLC

335 I.U. Willets Road

Roslyn Heights, New York   11577

Simultaneous copy (not
constituting notice) to:

Certilman Balin Adler & Hyman, LLP

90 Merrick Avenue

East Meadow, New York  11554

Attn: Brian A. Bloom, Esq.

Such notice or demand shall be deemed to have been given or made (i) three (3) business days after it is deposited with a nationally recognized overnight courier, such as Federal Express, or (ii) five (5) business days after it is deposited when sent by certified U.S. mail, return receipt requested, postage prepaid. The above addresses may be changed at any time by giving prior written notice as provided herein.

17.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Facsimile or PDF signatures will constitute an original.

18.

Entire Agreement.  This Agreement, the Definitive Agreement and any exhibits, appendices and schedules attached hereto or thereto constitute the entire agreement between the parties, and supersedes any prior or contemporaneous oral or written representations, with regard to the subject matter hereof.

19.

Choice of Law; Forum.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND NO DOCTRINE OF CHOICE OF LAW SHALL BE USED TO APPLY ANY LAW OTHER THAN THAT OF NEW YORK, AND NO DEFENSE, COUNTERCLAIM OR RIGHT OF SET-OFF GIVEN OR ALLOWED BY THE LAWS OF ANY OTHER STATE ARISING OUT OF THE ENACTMENT, MODIFICATION OR REPEAL OF ANY LAW, REGULATION, ORDINANCE OR DECREE OF ANY FOREIGN JURISDICTION, BE INTERPOSED IN ANY ACTION HEREON. CONSULTANT AND THE COMPANY AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED ONLY IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT IN NEW YORK, NEW YORK  CONSULTANT AND THE COMPANY CONSENT TO SUCH JURISDICTION, AGREE THAT VENUE WILL BE PROPER IN SUCH COURTS AND WAIVE ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER JURISDICTION.

20.

Survival. Except for Consultant's obligation to provide consulting services, all provisions and obligations hereunder shall survive the termination or expiration of the Term indefinitely or for such shorter period as expressly provided with respect to such terms and provisions. For the sake of clarity, the obligation to pay any amounts to Kash or Consultant shall survive the termination or expiration of the Term to the extent provided for in Section 2(b).

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the day and year first above written.

COUPON EXPRESS, INC.
		By:	/s/ Alan Schor
Name: Alan Schor
Title: Director and Authorized Signatory

ALPHA KASH LLC
		By:	/s/ Eric Kash
Name: Eric Kash
Title: Managing Member

Acknowledged and agreed:

/s/ Eric Kash
ERIC KASH

Solely for purposes of acknowledgement and
agreement to be bound by the terms of
Section 9(c) of this Agreement:

NEXTLEVEL VIII, LLC

By:	/s/ Joseph Heller
Name: Joseph Heller
Title: Manager